                                                        Exhibit 99.1

December 20, 2001

FOR IMMEDIATE RELEASE:

Contact: Michael J. Meyer
Chairman
15301 W. 109th Street
Lenexa, Kansas 66219 USA
(913) 647-0158 o FAX (913) 982-5766

ELECSYS CORPORATION REPORTS SECOND QUARTER RESULTS

Lenexa, Kansas. (December 20, 2001) - Elecsys Corporation (AMEX: ASY) today reported results for the second quarter and six months ended of the Company's
2002 fiscal year.

The Company reported a loss from continuing operations for the quarter ended
October 31, 2001 of $1.0 million versus a loss of $95,000 for the quarter ended
October 31, 2000, on an 11% increase in sales to $2.0 million compared to $1.8 million in the comparable period of the prior year. For the six months ended
October 31, 2001 the loss from continuing operations was $1.1 million compared to a loss of $191,000 for the six months of the prior year. Sales increased from
$3.5 million for the six months ended October 31, 2000 to $3.7 million for the comparable period of this fiscal year. The primary contributors to the loss on continuing operations for the quarter and six month periods were a $315,000 restructuring charge associated with the restructuring of the Company's management, a one-time adjustment to the market value of inventory, increased sales compensation expense, lower gross margins associated with the start up of new customers, and the Company's changing mix of business to larger OEM's.

The Company completed the sale of its Airport Systems International, Inc.
subsidiary on September 11, 2001. As a result of that sale, losses on discontinued operations of $292,000 and $497,000 were reported for the three months and six months ended October 31, 2001, respectively, compared to a loss from discontinued operations of $113,000 and income from discontinued operations of $120,000 for the comparable periods of the prior fiscal year. In addition, the Company reported a loss on the sale of discontinued operations of $291,000 for the three and six month periods ending October 31, 2001.

The consolidated net loss reported for the quarter and six months ended October
31, 2001 was $1.6 million and $1.9 million, respectively, compared to net losses of $208,000 and $71,000 for the comparable periods of the prior year.

Michael J. Meyer, Chairman, stated "While we were extremely disappointed with the financial performance of the second quarter, the sale of Airport Systems was an important accomplishment in our efforts to return Elecsys to profitability and we have reduced management and overhead expenses subsequent to the sale."

"With respect to continuing operations," Meyer continued, "our electronic manufacturing services (EMS) unit, DCI, is experiencing meaningful sales gains and a growing backlog in a difficult economy. We have been pleased with the increase in the number of new large OEM customers who have selected us for their
EMS needs as a result of our increased sales efforts. We are also implementing a number of changes in our Liquid Crystal Display (LCD) and equipment businesses to improve profitability, which we expect will have a favorable impact in the third quarter."

Elecsys Corporation, through it's DCI subsidiary, provides specialized electronic design, manufacturing and test services to original equipment manufacturers (OEM's) and manufactures and imports custom liquid crystal display
(LCD) devices. The electronic assemblies it designs and manufactures, including circuit board assemblies, electronic modules and full turn-key products, along with the LCD's it manufactures or imports, are used in medical, aerospace, industrial and consumer product applications.

http://www.elecsyscorp.com/
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2001. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.